For release: August 5, 2014

For information contact:

Lake Shore Savings Bank

Daniel P. Reininga, President and CEO

716-366-4070

daniel.reininga@lakeshoresavings.com

Lake Shore Savings Bank Names New Executive Vice President

Lake Shore Bancorp, Inc. (Nasdaq: LSBK), the parent company of Lake Shore Savings Bank, today announced that Jeffrey M. Werdein has joined Lake Shore Savings Bank as  Executive Vice President, Commercial Division.

In making this announcement, Lake Shore Savings President and CEO, Daniel P. Reininga commented: “We are extremely pleased to have Jeff Werdein join the staff at Lake Shore Savings Bank.  Jeff will have offices in Erie and Chautauqua Counties and will be serving the entire Western New York Region in his capacity as an executive vice president of the commercial division. His experience will be invaluable as we continue to grow the Bank’s commercial loan portfolio in Western New York.”

Most recently, Mr. Werdein served as Senior Vice President responsible for business development in the commercial real estate and small / middle business segments at Evans Bank.  Mr. Werdein has over 25 years of commercial banking experience, including prior positions locally with Citibank and Chase Manhattan Bank.

Mr. Werdein resides in Orchard Park, New York with his wife Kelly and two children.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market:  LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution  headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York.    The Bank offers a broad range of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.